EXHIBIT 3.6

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR PROFIT NEVADA CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.       Name of corporation:       SafeScience, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

         Please see ATTACHMENT "A"

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 11,750,500.*

4.       Signatures:

/s/ Bradley J. Carver                             /s/ David Platt
--------------------------------------------      ---------------
President or Vice President                       Secretary or Asst. Secretary
(acknowledgement required)                        (acknowledgement not required)

State of:           Massachusetts
County of:   Middlesex
This instrument was acknowledged before me on January 13, 2000, by Bradley J. Carver as President as designated to sign this certificate of SafeScience, Inc.

/s/ B. David Sandberg
--------------------------------------------
Notary Public Signature

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

FILED # C2421-87
JANUARY 24, 2000
IN THE OFFICE OF
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE


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                                 ATTACHMENT "A"

Article Four to the Articles of Incorporation is amended to read in its entirety as follows: "The maximum number of shares of all classes which the corporation is authorized to have outstanding is one hundred five million (105,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock, par value $.01 per share; and five million (5,000,000) shares of Preferred Stock, par value $.01 per share. The holders of preferred stock shall have such rights, preferences and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors."